Exhibit 10.1
[LETTERHEAD OF CHUBB LIMITED]
[Date]
[Executive Name and Title]
Dear [Executive],
This letter confirms our agreement with you regarding your obligation to not compete with Chubb Limited and its subsidiaries (the “Company”) following the termination of your employment as explained in more detail below.
If the Company terminates your employment, you agree for a period of two years following such termination of employment that you shall not at any time, directly or indirectly, whether on behalf of yourself or any other person or entity, (a) engage in a Competitive Activity (as defined below), (b) solicit any client or customer of the Company or any affiliate with respect to a Competitive Activity or (c) solicit or employ any employee of the Company or any affiliate for the purpose of causing such employee to terminate his or her employment with the Company or such affiliate. For purposes of this letter, Competitive Activity shall mean your engagement in an activity – including as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any of its affiliates. In addition, you are obligated to keep confidential all Company trade secrets, proprietary and confidential information.
In exchange for the above non-compete restrictions, if the Company terminates your employment for reasons other than due to your disability or other than due to willful misconduct or gross negligence by you in the performance of your duties, then within sixty days of the date of your termination the Company agrees to pay you the following: (i) an amount equal to two times your annual salary as in effect as of the date of such termination, (ii) an amount equal to two times the average of your last 3 annual bonuses, (iii) a pro rata bonus amount for the year in which you terminate which is based on time worked during the year and the average of your last 3 annual bonuses, and (iv) an amount equal to 24 months of the Company’s portion of the health and dental premium payments based on your elections as in effect as of the date of termination (collectively the “Non-Competition Payment”); provided, however, that the aggregate amount of compensation payable for the non-compete obligation in (i), (ii) and (iv) above shall not exceed your average annual compensation for the last three completed fiscal years. Average annual compensation for a fiscal year includes base salary, cash bonus and equity award grants for performance during that year (even if awarded in a subsequent year), as well as all other compensation including perquisites and other personal benefits. Your right to continue medical and dental coverage under the benefit plans of the Company on and after your termination will be determined in accordance with applicable law. You shall receive separate notification of your rights to continue coverage on or after your termination.
Additionally, in exchange for the above non-compete restrictions, if the Company terminates your employment for reasons other than due to your disability or other than due to willful misconduct or gross negligence by you in the performance of your duties, with respect to any equity awards granted to you prior to the date of termination pursuant to the Chubb Limited 2016 Long-Term Incentive Plan or any successor plan (the “Equity Awards”), the Company agrees to the following: (i) any Equity Awards that are unvested shares of restricted stock or restricted stock units (excluding any premium awards as part of any performance-based stock award) held by you as of the date of termination shall continue to vest as if you remained employed for a period of two years following your date of termination, and (ii) any Equity Awards that are unvested stock options shall continue to vest and become exercisable as if you remained employed for a period of two years following your date of termination and any options held by you on the date of your termination shall remain exercisable until the earlier of the third anniversary of your date of termination or the option’s original expiration date. Notwithstanding the foregoing terms of this paragraph, if the Company terminates your employment for reasons other than due to your disability or other than due to willful misconduct or gross negligence by you in the performance of your duties and such termination constitutes a Change in Control Date of Termination as defined in the applicable Equity Award, you shall become vested in any Equity Awards pursuant to the terms of such Equity Award.

As a condition for receiving the Non-Competition Payment and the continued vesting of the Equity Awards as provided above, you must also execute a release of claims against the Company and its affiliates and not revoke it such that the release of claims becomes effective no later than the sixty-day anniversary of your date of termination.
If you violate any provision of this letter, you shall immediately forfeit your right to the Non-Competition Payment to the extent that such payment has not yet been paid and you shall be required to repay to the Company a cash payment equal to the Non-Competition Payment to the extent that you have already received such payment. Additionally, if you violate any provision of this letter, you shall immediately forfeit your right to continued vesting of the Equity Awards (or your right to exercise any vested but unexercised stock options) to the extent that you have not yet received a distribution of vested shares or a cash payment in relation to such Equity Awards and you shall be required to repay to the Company a cash payment equal to the value received (including any gain on any exercised options equal to the amount included in your income on the date of exercise) to the extent that you have already received a distribution of vested shares or cash payment in relation to such Equity Awards.
This letter shall be governed by and construed in accordance with the laws of New York without reference to principles of conflict of laws. Both the Company and you agree that the parties intend for the non-compete restrictions stated above to be enforced to the maximum extent permitted by law. This Agreement concerns your activities after you are no longer employed by the Company and is not an employment agreement. All amounts otherwise payable under this letter shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this letter. Nothing in this letter shall be deemed to waive or modify any other agreement between you and the Company.
If you have any questions about the content of this letter, please contact the undersigned at
(            )             -            .
Yours sincerely,
[Name]
[Title]
ACCEPTED:
__________________________________________ DATE: _____________

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